August 30, 2004



Mr. Ralph C. Eucher
President and Chief Executive Officer
Principal Variable Contracts Fund, Inc.
The Principal Financial Group
Des Moines, IA 50392-2080



Dear Mr. Eucher


Principal Life Insurance Company intends to purchase the following shares (the "Shares") of Common Stock of Principal Variable Contracts Fund, Inc.:

   Principal LifeTime Strategic Account........................1,000 shares
   Principal LifeTime 2010 Account.............................1,000 shares
   Principal LifeTime 2020 Account.............................1,000 shares
   Principal LifeTime 2030 Account.............................1,000 shares
   Principal LifeTime 2040 Account.............................1,000 shares
   Principal LifeTime 2050 Account.............................1,000 shares
   Equity Value Account........................................200,000 shares

Each share has a par value of $.01 and a price of $10.00 per share. In connection with such purchase, Principal Life Insurance Company represents and warrants that it will purchase such Shares as an investment and not with a view to resale, distribution or redemption.



                              PRINCIPAL LIFE INSURANCE COMPANY


                                  /s/Michael D. Roughton
                              BY ________________________________________
                                 Michael D. Roughton